Exhibit 99.1

NEWS RELEASE
For more information contact:
FEI Company
Fletcher Chamberlin
Communications Director
(503) 726-7710
fletcher.chamberlin@fei.com

FEI Reports Record First-Quarter Bookings, Revenue and EPS
Bookings of $230.7 million
Revenue of $221.2 million and GAAP EPS of $0.65

HILLSBORO, Ore., April 30, 2013 - FEI Company (NASDAQ: FEIC) reported record revenue and earnings for any first quarter, along with bookings that were the highest for any quarter in the company's history. Revenue of $221.2 million was up 2% compared to $217.6 million in the first quarter of 2012 and down 4% seasonally from $230.9 million in the fourth quarter of 2012. Diluted earnings per share computed on the basis of accounting principles generally accepted in the United States (“GAAP”) was $0.65, compared with $0.63 in the first quarter of 2012 and $0.72 in the fourth quarter of 2012. Net income for the quarter was $26.8 million, compared with $25.7 million in the first quarter of 2012 and $29.8 million in the fourth quarter of 2012.
The gross margin in the first quarter was 46.4%, compared with 45.1% in the first quarter of 2012 and 47.2% the fourth quarter of 2012.
Net bookings in the first quarter were $230.7 million, compared with net bookings of $221.8 million in the first quarter of 2012 and $230.5 million in the fourth quarter of 2012. Gross bookings were $238.3 million before a $7.6 million revaluation of the backlog for changes in foreign exchange rates. The book-to-bill ratio in the quarter was 1.04-to-1 and the backlog at the end of the quarter was $434.2 million.
“Bookings, revenue, EPS and operating cash flow all set first-quarter records,” commented Don Kania, president and CEO. “Science Group revenue was up 15% from last year's first quarter, driven by strong demand outside the U.S. Industry Group revenue declined 11% from last year's first quarter and increased as expected from the fourth quarter, as the semiconductor equipment business improves. We expect continued sequential growth in 2013. Gross margin increased 130 basis points from the first quarter a year ago, despite the negative impact of a weaker Japanese Yen.”
Total cash, investments and restricted cash at the end of the quarter was $441.6 million, an increase of $24.6 million from the end of the fourth quarter, and cash flow provided by operating activities was positive $34.8 million.
Outlook
For the second quarter of 2013, revenue is expected to be in the range of $222 million to $231 million, and bookings are expected to be at least $230 million. GAAP earnings per share are expected to be in the range of $0.62 to $0.71, including restructuring charges of $0.01. The effective tax rate is expected to be approximately 20%. Revenue for the full year 2013 is expected to be 5% to 9% greater than 2012 revenue.

Investor Conference Call -- 2:00 p.m. Pacific time, Tuesday, April 30, 2013
Parties interested in listening to FEI's quarterly conference call may do so by dialing 1-888-549-7750 (U.S., toll-free) or 1-480-629-9643 (international and toll), with the conference title: FEI First Quarter Earnings Call, Conference ID 4615206. A telephone replay of the call will be available at 1-800-406-7325 (U.S., toll-free) or 1-303-590-3030 (international and toll) with the passcode: 4615206#. The call can also be accessed via the web by going to FEI's Investor Relations page at www.fei.com, where the webcast will also be archived.
Safe Harbor Statement
This news release contains forward-looking statements that include statements regarding potential continued improvement in certain markets, as well as our guidance for revenue, earnings per share and bookings for the second quarter of 2013 and our revenue and general outlook for 2013. Forward-looking statements may also be identified by words and phrases that refer to future expectations, such as “guidance”, “guiding”, “toward”, “plan”, “expect”, “expects”, “are expected”, “is expected”, “will”, “projecting” and other similar words and phrases. Factors that could affect these forward-looking statements include, but are not limited to, the global economic environment; lower than expected customer orders and potential weakness of the Science and Industry market segments; potential reduced governmental spending due to budget constraints and uncertainty around global sovereign debt, which could affect the Science market segment; potential disruption in the company's operations due to organization changes; risks associated with building and shipping a high percentage of the company's quarterly revenue in the last month of the quarter; risks associated with a high percentage of the company's revenue coming from “turns” business, when the order for a product is placed by the customer in the same quarter as the planned shipment; cyclical changes in the data storage and semiconductor industries, which are the major components of Industry market segment revenue; limitations in our manufacturing capacity for certain products; problems in obtaining necessary product components in sufficient volumes on a timely basis from our supply chain; the relative mix of higher-margin and lower-margin products; fluctuations in foreign exchange rates, which can affect margins or the competitive pricing of our products; additional costs related to future merger and acquisition activity; failure of the company to achieve anticipated benefits of acquisitions and collaborations, including failure to achieve financial goals and integrate acquisitions successfully; reduced profitability due to failure to achieve or sustain margin improvement in service or product manufacturing; potential customer requests to defer planned shipments; increased competition and new product offerings from competitors; lower average sales prices and reduced margins on some product sales due to increased competition; failure of the company's products and technology, including new products, to find acceptance with customers; inability to deploy products as expected or delays in shipping products due to technical problems or barriers; bankruptcy or insolvency of customers or suppliers; changes in tax rate and laws, accounting rules regarding taxes or agreements with tax authorities; the ongoing determination of the effectiveness of foreign exchange hedge transactions; potential shipment or supply chain disruptions due to natural disasters or terrorist attacks; changes to or potential additional restructurings and reorganizations not presently anticipated; reduced sales due to geopolitical risks; changes in trade policies and tariff regulations; changes in the regulatory environment in the nations where we do business; and additional selling, general and administrative or research and development expenses. Please also refer to our Form 10-K, Forms 10-Q, Forms 8-K and other filings with the U.S. Securities and Exchange Commission for additional information on these factors and other factors that could cause actual results to differ materially from the forward-looking statements. FEI assumes no duty to update forward-looking statements.
About FEI
FEI Company (Nasdaq: FEIC) is a leading supplier of scientific instruments for nanoscale applications and solutions in industry and science. With more than 60 years of technological innovation and leadership, FEI has set the performance standard in transmission electron microscopes (TEM), scanning electron microscopes (SEM) and DualBeams™, which combine a SEM with a focused ion beam (FIB). Headquartered in Hillsboro, Ore., USA, FEI has over 2,500 employees and sales and service operations in more than 50 countries around the world. More information can be found at: www.fei.com.

FEI Company and Subsidiaries
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	March 31, 2013	December 31, 2012	April 1, 2012
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$271,675	$266,302	$252,277
Short-term investments in marketable securities	97,590	79,532	60,061
Short-term restricted cash	14,257	14,522	18,434
Receivables, net	215,833	211,160	216,704
Inventories, net	185,254	192,540	194,051
Deferred tax assets	11,760	12,245	17,344
Other current assets	31,004	29,332	31,578
Total current assets	827,373	805,633	790,449
Non-current investments in marketable securities	28,190	29,179	33,010
Long-term restricted cash	29,936	27,425	32,611
Non-current inventories	63,564	65,116	61,687
Property plant and equipment, net	103,743	109,872	96,711
Intangible assets, net	48,806	51,499	16,150
Goodwill	128,172	131,320	80,503
Deferred tax assets	829	5,092	1,618
Other assets, net	8,891	9,087	9,699
TOTAL	$1,239,504	$1,234,223	$1,122,438
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$55,390	$54,847	$58,039
Accrued liabilities	50,275	59,273	50,489
Deferred revenue	83,699	74,736	75,359
Income taxes payable	1,952	1,343	10,802
Accrued restructuring, reorganization and relocation	2,796	2,692	2,265
Convertible debt	89,010	89,010	—
Other current liabilities	36,527	36,902	47,600
Total current liabilities	319,649	318,803	244,554
Convertible debt	—	—	89,011
Other liabilities	67,107	75,517	46,966
SHAREHOLDERS’ EQUITY:
Preferred stock - 500 shares authorized; none issued and outstanding	—	—	—
Common stock - 70,000 shares authorized; 38,567, 38,478 and 37,935 shares issued and outstanding at March 31, 2013, December 31, 2012 and April 1, 2012	523,387	516,907	496,644
Retained earnings	308,130	284,440	204,328
Accumulated other comprehensive income	21,231	38,556	40,935
Total shareholders’ equity	852,748	839,903	741,907
TOTAL	$1,239,504	$1,234,223	$1,122,438

FEI Company and Subsidiaries
Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Thirteen Weeks Ended
	March 31, 2013	December 31, 2012	April 1, 2012
NET SALES:
Products	$169,495	$177,149	$169,344
Service	51,694	53,797	48,211
Total net sales	221,189	230,946	217,555
COST OF SALES:
Products	85,183	87,560	87,338
Service	33,455	34,452	32,106
Total cost of sales	118,638	122,012	119,444
Gross margin	102,551	108,934	98,111
OPERATING EXPENSES:
Research and development	24,809	25,029	22,722
Selling, general and administrative	43,524	44,420	41,323
Restructuring, reorganization and relocation	695	2,859	—
Total operating expenses	69,028	72,308	64,045
OPERATING INCOME	33,523	36,626	34,066
OTHER EXPENSE, NET	(1,505)	(2,509)	(2,063)
INCOME BEFORE TAXES	32,018	34,117	32,003
INCOME TAX EXPENSE	5,217	4,315	6,336
NET INCOME	$26,801	$29,802	$25,667
BASIC NET INCOME PER SHARE DATA	$0.70	$0.78	$0.68
DILUTED NET INCOME PER SHARE DATA	$0.65	$0.72	$0.63
WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	38,522	38,295	37,886
Diluted	42,136	41,897	41,518

FEI Company and Subsidiaries
Consolidated Statements of Operations
(Unaudited)

	Thirteen Weeks Ended (1)
	March 31, 2013	December 31, 2012	April 1, 2012
NET SALES:
Products	76.6%	76.7%	77.8%
Service	23.4	23.3	22.2
Total net sales	100.0%	100.0%	100.0%
COST OF SALES:
Products	38.5%	37.9%	40.1%
Service	15.1	14.9	14.8
Total cost of sales	53.6%	52.8%	54.9%
GROSS MARGIN:
Products	49.7%	50.6%	48.4%
Service	35.3	36.0	33.4
Gross margin	46.4	47.2	45.1
OPERATING EXPENSES:
Research and development	11.2%	10.8%	10.4%
Selling, general and administrative	19.7	19.2	19.0
Restructuring, reorganization and relocation	0.3	1.2	—
Total operating expenses	31.2%	31.3%	29.4%
OPERATING INCOME	15.2%	15.9%	15.7%
OTHER EXPENSE, NET	(0.7)%	(1.1)%	(0.9)%
INCOME BEFORE TAXES	14.5%	14.8%	14.7%
INCOME TAX EXPENSE	2.4%	1.9%	2.9%
NET INCOME	12.1%	12.9%	11.8%

(1)	Percentages may not add due to rounding.

FEI COMPANY
Supplemental Data Table
($ in millions, except per share amounts)
(Unaudited)

	Q1 Ended March 31, 2013	Q4 Ended December 31, 2012	Q1 Ended April 1, 2012
Income Statement Highlights
Consolidated sales	$221.2	$230.9	$217.6
Gross margin	46.4%	47.2%	45.1%
Stock compensation expense	$4.4	$4.1	$3.6
Net income	$26.8	$29.8	$25.7
Diluted net income per share	$0.65	$0.72	$0.63
Interest income add back included in the calculation of diluted EPS	$0.5	$0.5	$0.5
Sales Highlights
Sales by Segment
Industry	$99.1	$91.6	$111.7
Science	122.1	139.3	105.9
Sales by Geography
USA & Canada	$68.7	$71.7	$69.1
Europe	65.7	70.3	63.0
Asia-Pacific and Rest of World	86.8	88.9	85.5
Gross Margin by Segment
Industry	51.0%	49.1%	50.7%
Science	42.6	45.9	39.2
Bookings and Backlog
Bookings - Total	$230.7	$230.5	$221.8
Book-to-bill Ratio	1.04	1.00	1.02
Backlog - Total	$434.2	$424.8	$434.9
Backlog - Service	102.0	96.9	93.8
Bookings by Segment
Industry	$104.5	$93.0	$125.1
Science	126.2	137.5	96.7
Bookings by Geography
USA & Canada	$55.5	$78.4	$63.2
Europe	64.0	83.7	54.7
Asia-Pacific and Rest of World	111.2	68.4	103.9
Balance Sheet Highlights
Cash, equivalents, investments, restricted cash	$441.6	$417.0	$396.4
Operating cash generated (used)	$34.8	$59.6	$(32.2)
Accounts receivable	$215.8	$211.2	$216.7
Days sales outstanding (DSO)	89	83	91
Inventory turnover	1.9	1.9	1.9
Fixed asset investment	$5.0	$7.4	$6.2
Depreciation expense	$5.8	$6.5	$5.2
Working capital	$507.7	$486.8	$545.9
Headcount (permanent and temporary)	2,576	2,518	2,221
Euro average rate	1.322	1.295	1.315
Euro ending rate	1.282	1.321	1.335
Yen average rate	91.775	80.896	78.928
Yen ending rate	94.160	86.025	82.035